Consent of Independent Registered Public Accounting Firm


     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 20, 2004 relating to the financial statements and financial highlights which appear in the June 30, 2004 Annual Reports to Shareholders of AllianceBernstein Capital Reserves, formerly Alliance Capital Reserves, and AllianceBernstein Money Reserves, formerly Alliance Money Reserves, portfolios of AllianceBernstein Capital Reserves, formerly Alliance Capital Reserves, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "General Information - Independent Registered Public Accounting Firm," and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.



PricewaterhouseCoopers LLP

New York, New York
October 26, 2004